Exhibit 4.4.2
AMENDMENT NO. 1 TO
WARRANT CERTIFICATE NO. __
AND
CONSENT TO DOMESTICATION
This agreement (the “Amendment”) made this _____ day of                     , 2008
BETWEEN:
CERAMIC PROTECTION CORPORATION
(the “Corporation”)
- and -
[________________________]
(the “Holder”)
WHEREAS the Corporation issued to the Holder on •, 2007 a secured subordinated debenture (the “Debenture”) pursuant to which the Corporation has promised to pay to the Holder the principal sum of US$•;
WHEREAS, on •, 2007, the Corporation issued to the Holder warrants to purchase • shares of the Corporation’s common stock (the “Warrants”) pursuant to Warrant Certificate No. • (the “Warrant Certificate”);
AND WHEREAS the Corporation intends to domesticate under the General Corporation Law of the State of Delaware (the “Domestication”) and wishes to seek the Holder’s consent to the Domestication and to make certain amendments to the Warrant Certificate in light thereof;
NOW THEREFORE in consideration of the mutual promises contained herein and the payment of $1.00 by each party hereto to the other and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as set forth below.
ARTICLE 1
INTERPRETATION
1.1	In this Amendment and the recitals hereto, unless the context otherwise requires, capitalized terms shall have the meanings ascribed to such terms in the Warrant Certificate.
ARTICLE 2
CONSENT TO DOMESTICATION; AMENDMENTS
2.1	Pursuant to Section 3.2(i) of the Debenture, the Holder hereby consents to the Domestication.

2.2	Section 1.3 of the Warrant Certificate is hereby amended and restated as follows:

“Applicable Law

The terms hereof and of the Warrants shall be construed in accordance with the laws of the State of Delaware.”

ARTICLE 3
GENERAL
3.1	This Amendment shall become effective only upon such time as the Corporation domesticates and becomes a corporation under the laws of the state of Delaware.
3.2	This Amendment shall be binding upon and enure to the benefit of the parties hereto and their respective heirs, administrators, executors, successors and permitted assigns.
3.3	This Amendment shall be governed by and construed in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein until the Corporation domesticates and becomes a corporation under the laws of the state of Delaware, at which time this Amendment shall be governed by the laws of the state of Delaware.
3.4	This Amendment may be executed in one or more counterparts, each of which, when so executed, shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument.
In witness whereof the parties have executed this Amendment this ___ day of                     , 2008.

CERAMIC PROTECTION CORPORATION

Per:
Authorized Signing Officer

[__________________________]

Per:
Authorized Signing Officer